Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-35245, No. 333-55838, No. 333-116528 and No. 333-137273 pertaining to the Incentive Plan of Carrizo Oil & Gas, Inc. and the Registration Statement on Form S-1 No. 333-136778 of Carrizo Oil & Gas, Inc. of our reports dated March 30, 2007, with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of the Company’s internal control over financial reporting, of Carrizo Oil & Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Pannell Kerr Forster of Texas, P.C.
Houston, Texas
April 2, 2007